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                                                                       Exhibit 8

                [VORYS, SATER, SEYMOUR AND PEASE LLP LETTERHEAD]




                                                      DIRECT DIAL (614) 464-6400




                                 March 23, 2000

The Bank of Kentucky Finanical Corporation     Fort Thomas Financial Corporaiton
1065 Burlington Pike                           25 North Fort Thomas Avenue
Florence, Kentucky  41042                      Fort Thomas, Kentucky  41075
Attention:  Robert w. Zapp                     Attention:  Larry N. Hatfield

Ladies and Gentlemen:

         We have acted as counsel to The Bank of Kentucky Financial Corporation ("BKFC"), a bank holding company incorporated under the laws of Kentucky, in connection with the transactions described in the Agreement and Plan of Reorganization dated as of October 21, 1999 (the "Agreement"), by and among BKFC; The Bank of Kentucky, Inc. ("Bank"), a state bank incorporated under the laws of Kentucky; Fort Thomas Financial Corporation ("FTFC"), a savings and loan holding company incorporated under the laws of Ohio; and Fort Thomas Savings Bank, FSB ("FSB"), a federal savings bank incorporated under the laws of the United States. As a condition to the closing of the merger by and between BKFC and FTFC pursuant to the terms of the Agreement (the "BKFC Merger") and the merger of Bank and FSB pursuant to the terms of the Agreement (the "Bank Merger"), you have requested our opinion regarding certain of the federal income tax consequences of the BKFC Merger.

         In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the BKFC Officer's Certificate dated as of March 23, 2000, and (iii) the FTFC Officer's Certificate dated as of March 22, 2000.

         In connection with our review of the Agreement and the officers' certificates described above (collectively, the "Officers' Certificates"), we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other

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                      VORYS, SATER, SEYMOUR AND PEASE LLP

March 23, 2000
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documents which affect the opinions hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

         The Agreement provides that the BKFC Merger will constitute a merger, under the laws of the States of Ohio and Kentucky, of FTFC with and into BKFC. BKFC will be the surviving corporation, and the separate corporate existence of FTFC will cease. After the BKFC Merger, FSB will merge with and into Bank. Bank will continue the banking business of FSB.

As of December 21, 1999 (the "Agreement Date"), the authorized capital stock of BKFC consisted of 15,000,000 shares of common stock, each without par value ("BKFC Common"), of which 5,286,575 shares were issued and outstanding. As of the Agreement Date, the authorized capital stock of FTFC consisted of 4,000,000 common shares, par value $.01 per share ("FTFC Common"), of which 1,474,321 were issued and outstanding, and 1,000,000 preferred shares, par value $.01 per share, none of which is issued or outstanding.

         On the date the BKFC Merger becomes effective (the "Effective Date"), each share of FTFC then issued and outstanding, other than shares of FTFC Common
(i) held in treasury of FTFC, or (ii) as to which the holder has commenced as of the Effective Date all procedures necessary through the Effective Date to assert dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio Revised Code ("Dissenting Shares"), shall be converted into .5645 shares of BKFC Common.

         Each share of FTFC Common held in the treasury of FTFC immediately prior to the Effective Date of the BKFC Merger shall, by virtue of the BKFC Merger, be canceled and retired and all rights in the respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the BKFC Merger with respect to such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, and any amounts required by Section 1701.85 to be paid to any holder of Dissenting Shares shall be paid by BKFC as the surviving corporation.

         Neither fractional shares nor scrip for fractional shares of BKFC Common will be issued by BKFC in the BKFC Merger. In lieu thereof, each holder of shares of FTFC Common shall receive cash in an amount determined by multiplying the fractional share interest to which such holder otherwise would be entitled by market price of a share of stock of BKFC on the Effective Date.

         As a condition precedent to the obligations of the parties under the Agreement, not more than five percent (5%) of the shares of BKFC Common to be issued, in the aggregate, will be paid to any holder of Dissenting Shares.

         In connection with the BKFC Merger, the Officers' Certificates set forth the following representations:

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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
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         1. The BKFC Merger is being effected for bona fide business reasons.

         2. The fair market value of the shares of BKFC Common to be received by the shareholders of FTFC will be approximately equal to the fair market value of the shares of FTFC Common exchanged therefor.

         3. All the shares of FTFC Common outstanding immediately prior to the BKFC Merger will be exchanged solely for shares of BKFC Common, except for cash paid to dissenters or in lieu of fractional shares. To the best knowledge of the management of FTFC, the shareholders of FTFC have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of BKFC Common received in the transaction to BKFC or a person related to BKFC that would reduce the FTFC shareholders' ownership of BKFC Common to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all formerly outstanding stock of FTFC as of the same date. For purposes of this representation, any shares of FTFC Common surrendered by dissenters, or exchanged for cash in lieu of fractional shares of BKFC Common, will be treated as outstanding on the date of the transaction. Furthermore, any redemptions or extraordinary distributions by FTFC, prior to and in connection with the BKFC Merger, will be considered in making this representation. Finally, any acquisitions of FTFC Common by a person related to FTFC, prior to and in connection with the BKFC Merger, with consideration other than stock of either the acquired corporation or the acquiring corporation, will be considered in making this representation.

         4. Neither BKFC nor a related person has any plan or intention to reacquire any shares of BKFC Common issued in the BKFC Merger other than to acquire a small amount of shares of BKFC Common in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

         5. BKFC has no plan or intention to sell or otherwise dispose of any of the assets of FTFC acquired in the BKFC Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         6. The liabilities of FTFC assumed by BKFC in the BKFC Merger and the liabilities to which the transferred assets of FTFC are subject were incurred by FTFC in the ordinary course of its business.

         7. Following the BKFC Merger, BKFC or a related person will continue the historic business of FTFC or use a significant portion of FTFC's historic assets in a business.

         8. BKFC, FTFC and the shareholders of FTFC will pay their respective expenses, if any, incurred in connection with the BKFC Merger.


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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
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         9. There is no intercorporate indebtedness existing between FTFC and
BKFC that was issued, acquired, or will be settled at a discount.

         10. Neither BKFC nor FTFC is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

         11. FTFC is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         12. The fair market value of the assets of FTFC transferred to BKFC will equal or exceed the sum of the liabilities assumed by BKFC plus the amount of the liabilities, if any, to which the transferred assets are subject.

         13. The payment of cash in lieu of fractional shares of BKFC Common is solely for the purpose of avoiding the expense and the inconvenience to BKFC of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the BKFC Merger to the shareholders of FTFC instead of issuing fractional shares of BKFC Common will not exceed one percent (1%) of the total consideration that will be issued in the BKFC Merger to the FTFC shareholders in exchange for their shares of FTFC Common. The fractional share interests of each FTFC shareholder will be aggregated, and no shareholder will receive cash in an amount equal to or greater than the value of one full share of BKFC Common.

         14. None of the compensation received by any shareholder-employees of FTFC will be separate consideration for, or allocable to, any of their shares of FTFC Common; none of the shares of BKFC Common received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                                   DISCUSSION
                                   ----------

         Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the BKFC Merger will be a statutory merger under the laws of the State of Ohio and the laws of the Commonwealth of Kentucky, the statutory requirement is satisfied. Moreover, FTFC and BKFC each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service (the "Service") in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of the acquired corporation emerge with some continuing proprietary interest in the entity resulting from the reorganization.


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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
Page 5

         Section 1.368-2(g) of the Treasury Regulations (the "Regulations") provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As indicated in the Officers' Certificates, the BKFC Merger is being effected for bona fide business reasons. Accordingly, the BKFC Merger satisfies the business purpose requirement as set forth in the Regulations.

         Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise is a prerequisite to a reorganization. Section 1.368-1(d) of the Regulations (and as modified by T.D. 8760) provides that continuity of business enterprise requires that the acquiring corporation or a related person either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the BKFC Merger because BKFC's wholly-owned subsidiary, Bank, will continue the banking business indirectly conducted by FTFC.

         Generally, the continuity of interest test requires the owners of the acquired corporation to receive and maintain a meaningful equity in the surviving entity. The Service has issued final and temporary regulations (T.D. 8760 and 8761) providing rules for satisfying the continuity of interest requirement. These regulations substantially liberalize the historic rules, generally providing that continuity of interest is satisfied if a substantial part of the value of the proprietary interest in the acquired corporation is preserved in the reorganization. In determining whether a substantial part of the value of the proprietary interest is preserved, the following transactions, in connection with the reorganization, are considered. First, under Section 1.368-1 of the Regulations, any acquisition by the acquiring corporation of acquired corporation stock for consideration other than stock, or, in connection with the reorganization, the redemption of acquiring corporation stock received by the shareholders of the acquired corporation (or the purchase of such acquiring corporation stock by a person related to the acquiring corporation), will be considered in determining whether a substantial proprietary interest is preserved. Second, under Section 1.368-1T of the Regulations, the acquisition by the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or an extraordinary distribution made by the acquired corporation with respect to its stock, will be considered in determining whether a substantial proprietary interest is preserved. Third, under Section 1.368-1T of the Regulations, the acquisition by a person related to the acquired corporation, prior to and in connection with the plan of reorganization, of the stock of the acquired corporation with consideration other than stock of the acquired corporation or stock of the acquiring corporation, will be considered in determining whether a substantial proprietary interest is preserved.

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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
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Generally, two corporations are related persons either if the corporations are members of the same affiliated group (without regard to the exceptions in Section 1504(b) of the Code) or the purchase of stock of one corporation by another corporation would result in the purchase being treated as a redemption of stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Section 1.1502-80(b) of the Regulations). Sales by the shareholders of the acquired corporation of stock of the acquiring corporation received in the transaction to unrelated persons occurring before or after a reorganization are disregarded.

         The BKFC Merger will satisfy the continuity of interest requirement. BKFC has represented that all the shares of FTFC Common outstanding immediately prior to the BKFC Merger will be exchanged solely for shares of BKFC Common, except for cash paid to dissenters or in lieu of fractional shares. As a condition precedent to the obligations of the parties under the Agreement, such cash paid to dissenters, in the aggregate, must equal no more than five percent (5%) of the total consideration payable in connection with the BKFC Merger. BKFC has represented further that neither BKFC nor a related person has any plan or intention, in connection with the plan of reorganization, to reacquire any shares of BKFC Common issued in the BKFC Merger, other than to acquire a small amount of shares of BKFC Common in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions). In addition, FTFC has represented that neither FTFC nor a related person has any plan or intention, prior to and in connection with the plan of reorganization, to redeem, acquire, or make an extraordinary distribution with respect to FTFC's stock for consideration other than stock of FTFC (or in the case of a related person, for consideration other than stock of FTFC or stock of BKFC), that would cause a substantial part of the value of the proprietary interest in the acquired corporation not to be preserved.

         Even though the BKFC Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code, FTFC shareholders receive tax free only shares of BKFC Common in accordance with Section 354 of the Code. Because FTFC shareholders will be exchanging their stock for stock of BKFC, both of which corporations are parties to the reorganization, no gain or loss will be recognized under Section 354(a) of the Code.

         If an FTFC shareholder dissents to the BKFC Merger and receives solely cash in exchange for such shareholder's FTFC Common shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's FTFC Common shares, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the FTFC Common shares so redeemed. This gain or loss will be capital gain or loss if the shares of FTFC Common were held by such shareholder as a capital asset at the time of the BKFC Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of FTFC's current or accumulated earnings and profits.

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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
Page 7

         Under the tests of Section 302 of the Code, the redemption of a dissenting FTFC shareholder's FTFC Common generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in BKFC under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting FTFC shareholder, it is necessary to consider the shares of FTFC Common owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting FTFC shareholder may be deemed to own constructively the shares of FTFC Common held by persons who do not exercise dissenters' rights.

         Payment of cash to an FTFC shareholder in lieu of fractional BKFC Common shares will be treated as if such shares were distributed as part of the exchange and then redeemed by BKFC The payment received by an FTFC shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code.

                                    OPINIONS
                                    --------

         Therefore, based on the description of the BKFC Merger in the Agreement, the representations set forth in the Officers' Certificates, the foregoing legal authorities, and the assumptions stated above, it is our opinion that:

         1. The BKFC Merger will be a reorganization within the meaning of
Section 368(a)(1)(A) of the Code. FTFC and BKFC each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by FTFC upon the transfer of its assets to BKFC in exchange for shares of BKFC Common and the assumption by BKFC of the liabilities of FTFC.

         3. No gain or loss will be recognized by BKFC on the receipt of the assets of FTFC in exchange for shares of BKFC Common and the assumption by BKFC of the liabilities of FTFC.

         4. The basis of the assets of FTFC in the hands of BKFC will be the same as the basis of such assets in the hands of FTFC immediately prior to the BKFC Merger.

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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
Page 8

         5. The holding period of the assets of FTFC to be received by BKFC will include the period during which the assets were held by FTFC.

         6. No gain or loss will be recognized by the FTFC shareholders upon the receipt of shares of BKFC Common in exchange for their shares of FTFC Common.

         7. The basis of the shares of BKFC Common to be received by an FTFC shareholder will be the same as the basis of the shares of FTFC Common surrendered in exchange therefor.

         8. The holding period of the shares of BKFC Common to be received by an FTFC shareholder will include the period during which the shares of FTFC Common surrendered in exchange therefor were held, provided the shares of FTFC Common are a capital asset in the hands of the FTFC shareholder at the time of the BKFC Merger.

         9. If an FTFC shareholder dissents to the BKFC Merger and receives solely cash in exchange for such shareholder's FTFC Common, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's FTFC Common, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the FTFC Common so redeemed. This gain or loss will be capital gain or loss if the shares of FTFC Common are held by such shareholder as a capital asset at the time of the BKFC Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of FTFC's current or accumulated earnings and profits.

         10. Payment of cash to an FTFC shareholder in lieu of fractional BKFC Common shares will be treated as if such fractional shares were distributed as part of the exchange and then redeemed by BKFC The payment received by an FTFC shareholder will be treated as having been received as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code.


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                      VORYS, SATER, SEYMOUR AND PEASE LLP


March 23, 2000
Page 9




                                      * * *

         Our opinion is limited to the foregoing federal income tax consequences of the BKFC Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the BKFC Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

         Our opinion is based on the understanding that the relevant facts are, and will be on the Effective Date, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Code, Regulations, case law, and Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Our opinion is not binding on the Service, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described above. We undertake no responsibility to update or supplement this opinion.

         The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent.

                                  Respectfully,


                                 /s/ VORYS, SATER, SEYMOUR AND PEASE LLP
                                 VORYS, SATER, SEYMOUR AND PEASE LLP

GNC/kjs